Exhibit 99.6

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

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JDS UNIPHASE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 25, 2009, JDS Uniphase Corporation (the “Company”) filed and distributed its definitive proxy statement for the 2009 Annual Meeting of Stockholders (the “Proxy Statement”) to be held on November 11, 2009 (the “Annual Meeting”). In our Proxy Statement we indicated that in Proposal 2, we were asking our stockholders to approve amendments to certain of our existing incentive plans (the “Plans”) to allow for a one-time stock option exchange program (the “Exchange Program”) for employees other than our named executive officers and directors.

The Company is making a revision to the Exchange Program as outlined below based upon feedback from a proxy advisory firm. The other details of the Exchange Program shall remain as described in the Proxy Statement. The Exchange Program remains within the parameters recommended by the Compensation Committee and approved by the Board. Unless defined in this filing, the defined terms have the meanings assigned to them in the Proxy Statement.

Proposal Two: Stock Option Exchange Program for Eligible Employees

In considering the approval of the Exchange Program for our employees under Proposal Two, we ask our Stockholders to please note the following:

Description of Exchange Program

Eligible Options.

The Proxy Statement indicated that the exercise price threshold for options eligible to be exchanged would be no lower than the highest closing price of our Common Stock on NASDAQ during the 52 weeks prior to the start of the Exchange Program (the “Exchange Price”), though the Board had the discretion to set the Exchange Price higher than this trailing 52 week high. The use of this threshold was designed to ensure that only outstanding options that are significantly underwater are eligible to participate in the Exchange Program. Additionally, no stock options granted within the 12-month period prior to the commencement of the Exchange Program would be eligible to participate in the Exchange Program. We explained that the Board in its sole discretion may also exclude options that expire within a short time period from the date the Exchange Program is effectuated from participating in the Exchange Program. The Exchange Program will be open to all employees of the Company and any of our subsidiaries designated for participation by the Compensation Committee other than, members of the Board and our NEOs.

The Proxy Statement noted that assuming the Exchange Offer was to have commenced on June 27, 2009, the Exercise Price would have been no lower than $11.90. In the Proxy Statement, we also explained that the exercise prices of the stock options eligible under the Exchange Program, which would range from $11.91 to $1,054.50, and that approximately 70% of all of our currently outstanding options are underwater and approximately 44% of our currently outstanding stock options would be eligible for exchange in the Exchange Program.

We are now amending the Exchange Program to specify that only stock options with an exercise price equal to or greater than the higher of (a) $11.90 and (b) the 52-week high closing price of the shares of our Common Stock will be eligible to participate in the Exchange Program. The Board will still have the ability to set the Exercise Price higher than these minimum Exercise Prices. No other changes have been made to the Exchange Program.

Amendments to the Plans

In order to permit us to implement the Exchange Program in compliance with the terms of the Plans and applicable NASDAQ listing standards, our Board, upon recommendation by the Compensation Committee, authorized the Exchange Program, including amendments to each of the Plans, subject to Stockholder approval of this proposal. We are seeking Stockholder approval to amend each of the Plans to provide for the Exchange Program, notwithstanding any provision to the contrary in the respective plan. The amendments to the Plans as referenced in the Proxy Statement have not been revised.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE STOCK OPTION EXCHANGE

PROGRAM FOR ELIGIBLE EMPLOYEES.